Exhibit 10(d)

SUPPLEMENTAL (409A Grandfathered	THRIFT PLAN Component)

of

UNION PACIFIC CORPORATION

(Originally effective as of January 1, 2009,

with amendments effective as of March 1, 2013.)

ARTICLE ONE

Scope of Plan and Definitions

1.1

Purpose and Scope of Plan - The purpose of the Plan (this and other capitalized terms having the meanings set forth below) is to provide benefits to Eligible Employees who participate in the Thrift Plan in excess of those permitted under the Thrift Plan because of the limitations set forth in Sections 401(a)(17) and 415 of the Code. To the extent that benefits are provided under the Plan, solely because of the limitations set forth in Section 415 of the Code, the Company intends to maintain the Plan as an “excess benefit plan” as that term is defined in Section 3(36) of ERISA. The rights of each Participant and his Beneficiaries to benefits under the Plan shall be governed by the Plan as set forth herein and as it may hereafter be amended from time to time. This Plan is effective January 1, 2009, unless expressly provided otherwise herein.

1.2

Applicability - The Supplemental Thrift Plan was bifurcated into two components, effective January 1, 2009. As reflected in the terms of this Plan, one such component is applicable solely to those amounts that were, as of December 31, 2004, both credited to a Participant’s Account and fully vested in accordance with the terms of the Supplemental Thrift Plan as in effect on December 31, 2004 (including related investment gains and losses occurring thereafter), which terms were not materially modified after October 3, 2004. With respect to any other amounts credited to a Participant’s account under the Supplemental Thrift Plan, the rights of the Participant and his Beneficiaries shall be governed by the component of the Supplemental Thrift Plan known as the “Supplemental Thrift Plan (409A Non-Grandfathered Component) of Union Pacific Corporation, effective January 1, 2009.” Prior to January 1, 2009, with respect to all amounts credited under the Supplemental Thrift Plan that were subject to section 409A of the Code, the Supplemental Thrift Plan was administered in good faith compliance with section 409A of the Code.

1.3	Definitions - As used in the Plan, the following terms shall have the meanings set forth below, unless a different meaning is plainly required by the context:

(a)

“Account” shall mean the entries maintained on the books of the Company which represent a Participant’s interest under the Plan. The term “Account” shall refer, as the context indicates, to either or both of the following:

(1)

“A Account” shall mean the Account which shows amounts credited to a Participant pursuant to Section 2.1 of the Supplemental Thrift Plan as in effect on December 31, 2004, valued in accordance with Section 2.1 and adjusted for payments made pursuant to Section 3.1.

(2)

“B Account” shall mean the Account which shows amounts credited to a participant pursuant to Section 2.2 of the Supplemental Thrift Plan as in effect on December 31, 2004, valued in accordance with Section 2.1 and adjusted for payments made pursuant to Section 3.1.

Under no circumstances shall a Participant’s Account be deemed to include amounts (including investment gains and losses thereon) which under the terms of the Supplemental Thrift Plan were credited after December 31, 2004 or were not vested as of that date.

(b)

“Beneficiary” shall mean the person designated by a Participant to receive his interest under the Thrift Plan in the event of his death, unless the Participant designates a different person to be his Beneficiary hereunder pursuant to procedures adopted by the Named Fiduciary-Plan Administration. If a Participant has made no such designation under the Thrift Plan, the Participant shall designate the person to be his Beneficiary hereunder pursuant to procedures adopted by the Named Fiduciary-Plan Administration. Absent such designation, the Participant’s Beneficiary shall be his estate.

(c)	“Participant” shall mean any person who has an Account which has not been distributed pursuant to Section 3.1.

(d)

“Plan” shall mean the Union Pacific Corporation Supplemental Thrift Plan (409A Grandfathered Component), as amended and restated in its entirety effective as of January 1, 2009 as set forth herein, and as it may hereafter be amended from time to time.

(e)

“Supplemental Thrift Plan” shall mean the Union Pacific Corporation Supplemental Thrift Plan, effective January 1, 1989, and as it may thereafter be amended from time to time. The Supplemental Thrift Plan is comprised of the following components, each of which is set forth in a separate document: (1) The Union Pacific Corporation Supplemental Thrift Plan (409A Grandfathered Component), and (2) The Union Pacific Corporation Supplemental Thrift Plan (409A Non-Grandfathered Component).

(f)	“Thrift Plan” shall mean the Union Pacific Corporation Thrift Plan, as in effect as of January 1, 1989, and as it may thereafter be amended from time to time.

1.4

Terms Defined in the Thrift Plan - For all purposes of the Plan, the following terms shall have the meanings specified in the Thrift Plan, unless a different meaning is plainly required by the context: “Affiliated Company”; “Board of Directors”; “Code”; “Company”; “ERISA”; “Named Fiduciary-Plan Administration”;

and “Separation from Service”; provided, however, that in determining if a Separation from Service has occurred, the initial public offering of Overnite Corporation that is the subject of Form S-1 Registration Statement No. 333-107614 shall be disregarded.

1.5

Other Definitional Provisions - The terms defined in Sections 1.3 and 1.4 of the Plan shall be equally applicable to both the singular and plural forms of the terms defined. The masculine pronoun, whenever used, shall include the feminine and vice versa. The words “hereof,” “herein” and “hereunder” and words of similar import when used in the Plan shall refer to the Plan as a whole and not to any particular provision of the Plan, unless otherwise specified.

ARTICLE TWO

Valuation of Accounts

2.1

Valuation of Accounts - Pending distribution pursuant to Section 3.1, the value of amounts credited to a Participant’s A and B Accounts as of any subsequent date shall be determined by the Named Fiduciary-Plan Administration as follows:

(a)

except as provided in (b) and (c) below, as if such amounts had instead been actually contributed to the Thrift Plan and been invested in accordance with the investment provisions set forth in Article VI (effective August 8, 2007, without regard to Section 6.05A) thereof, provided that investment elections for purposes of the Plan may differ from those made by such Participant under the Thrift Plan; or

(b)

except as provided in (c) below, after a Participant’s accounts under the Thrift Plan are transferred to another defined contribution plan maintained within the controlled group of corporations of which the Company is the common parent, as if such Accounts had been actual investments transferred to such transferee plan and been invested in accordance with the investment provisions set forth in such transferee plan (effective August 8, 2007, without regard to a provision, if any, in such transferee plan permitting participants in such transferee plan to participate in the Vanguard Advisers Managed Account Program), provided that investment elections for purposes of the Plan may differ from those made by such Participant under such transferee plan; or

(c)

effective May 1, 1991 for a Participant who is subject to the restrictions under Section 16 of the Securities Exchange Act of 1934, as if such amounts had instead been actually contributed to the Thrift Plan and been invested in accordance with the investment provisions set forth in Article VI (effective August 8, 2007, without regard to Section 6.05A)

thereof except that the Participant must make separate investment elections for purposes of this Plan so that no amount will be treated as if it were actually invested in the Company common stock fund and may make other investment elections for purposes of the Plan that differ from those made under the Thrift Plan.

ARTICLE THREE

Payments

3.1	Payments on Separation from Service -

(a)

Except as provided in subparagraph (b), as soon as administratively practicable following the completion of the first valuation of a Participant’s Account pursuant to Section 2.1 which coincides with or next follows the Participant’s Separation from Service, the value of the Participant’s Account at the time of such Separation from Service shall be paid to the Participant or, if such Participant is not living at the time of payment, to such Participant’s Beneficiaries in a single lump-sum payment in cash.

(b)

A Participant may elect in writing at least six (6) months prior to his Separation from Service and in the tax year prior to his Separation from Service to have his Account paid to him or, if such Participant is not living at the time of payment, to such Participant’s Beneficiaries, in accordance with one of the following forms:

(1)

A single lump-sum distribution as provided in subparagraph (a) payable in the year of the Participant’s Separation from Service or (if elected by the Participant) January of the next year following such Separation from Service;

(2)

Annual installments over a period not to exceed fifteen (15) years, such installment period to be elected by the Participant, beginning as soon as administratively practicable following: (A) the Participant’s Separation from Service or (B), if elected by the Participant, January of the next year following such Separation from Service, with (under either option) subsequent installments paid in January of each subsequent year, provided that all subsequent installments will be paid in the next succeeding January, with each installment determined by dividing the value of the Participant’s vested Account by the number of installments remaining to be made; or

(3)

A single lump-sum distribution payable in January of a year following the Participant’s Separation from Service that is not later than fifteen (15) years from the Participant’s Separation from Service, such year to be elected by the Participant. The amount of such distribution shall equal the balance in the Participant’s Account at such specified date. Pending the lump-sum distribution as aforesaid, the Participant’s Account shall continue to be invested in accordance with Article Two. At the end of each calendar quarter following the Participant’s Separation from Service, the net increase or decrease in the value of the Account, measured from the first valuation of such Account pursuant to Article Two which coincides with or next follows the Participant’s Separation from Service, shall be determined. The amount of any such net increase for any calendar quarter shall be distributed to the Participant within thirty (30) days following the end of such calendar quarter.

(c)

On the death of a Participant whose Account is payable under (b)(2) or (3), the Named Fiduciary-Plan Administration, in her sole discretion, may accelerate one or more installments or payments, and change the form of payment or distribution in accordance with this Section 3.1, of any balance of a Participant’s Account.

3.2

Payments Prior to Separation From Service – A Participant may request a withdrawal from his Account prior to his Separation from Service by filing a request with the Named Fiduciary-Plan Administration. Any withdrawal under this Section will be charged with a 10% early withdrawal penalty that will be withheld from the amount withdrawn and such amount withheld shall be irrevocably forfeited. All withdrawals shall be made pro-rata from the investment funds in which the Participant’s Account are invested at the time of the withdrawal.

3.3

All payments attributable to credits made hereunder on behalf of a Participant shall be made by the Company on its own behalf or on behalf of the Affiliated Company by who such Participant was employed when such credits were made. Such Affiliated Company shall reimburse the Company for all amounts paid on its behalf.

ARTICLE FOUR

Administration

4.1

Responsibilities and Powers of the Named Fiduciary-Plan Administration - The Named Fiduciary-Plan Administration shall be solely responsible for the operation and administration of the Plan and shall have all powers necessary and appropriate to carry out her responsibilities in operating and administering the Plan. Without limiting the generality of the foregoing, the Named Fiduciary-Plan Administration shall have the responsibility and power to interpret the Plan, to make factual determinations and to determine whether a credit should be made on behalf of a Participant, the amount of the credit and the value of the amount so credited on any subsequent date. The determination of the Named Fiduciary-Plan Administration, made in good faith, shall be conclusive and binding on all persons, including Participants and their Beneficiaries.

4.2

Outside Services - The Named Fiduciary-Plan Administration may engage counsel and such clerical, medical, financial, investment, accounting and other specialized services as she may deem necessary or desirable to the operation and administration of the Plan. The Named Fiduciary-Plan Administration shall be entitled to rely, and shall be fully protected in any action or determination or omission taken or made or omitted in good faith in so relying, upon any opinions, reports or other advice which is furnished by counsel or other specialist engaged for that purpose.

4.3

Indemnification - The Company shall indemnify the Named Fiduciary-Plan Administration against any and all claims, loss, damages, expense (including reasonable counsel fees) and liability arising from any action or failure to act or other conduct in her official capacity, except when the same is due to her own gross negligence or willful misconduct.

4.4

Claims Procedures - The claims procedures set forth in Article XIII of the Thrift Plan shall apply to any claim for benefits hereunder, subject to such changes as the Named Fiduciary-Plan Administration deems necessary or appropriate.

ARTICLE FIVE

Amendment and Termination

5.1

Amendment - The Board of Directors reserves the right at any time and from time to time, and retroactively if deemed necessary or appropriate to conform with governmental regulations or other policies, to modify or amend in whole or in part any or all of the provisions of the Plan. In addition, (i) prior to March 1, 2013 the Senior Vice President-Human Resources of the Company; and (ii) on and after March 1, 2013 the Vice President-Human Resources of Union Pacific Railroad Company or such other officer or employee of Union Pacific Railroad Company or the Company with similar authority, may make (a) all technical, administrative, regulatory and compliance amendments to the Plan, (b) any amendment to the Plan necessary or appropriate to conform the Plan to changes in the Thrift Plan, and (c) any other amendment to the Plan that will not significantly increase the cost of the Plan to the Company as he or she deems necessary or appropriate. Notwithstanding anything to the contrary above, no amendment shall operate to reduce the accrued benefit of any individual who is a Participant at the time the amendment is adopted.

5.2

Termination - The Plan is purely voluntary and the Board of Directors reserves the right to terminate the Plan at any time, provided, however, that the termination shall not operate to reduce the accrued benefit of any individual who is a Participant at the time the Plan is terminated.

ARTICLE SIX

General Provisions

6.1

Source of Payments - The Plan shall not be funded and all payments hereunder to Participants and their Beneficiaries shall be paid from the general assets of the Company. The Company shall not, by virtue of any provisions of the Plan or by any action of any person hereunder, be deemed to be a trustee or other fiduciary of any property for any Participant or his Beneficiaries and the liabilities of the Company to any Participant or his Beneficiaries pursuant to the Plan shall be those of a debtor only pursuant to such contractual obligations as are created by the Plan and no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. To the extent that any Participant or his Beneficiaries acquire a right to receive a payment from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

6.2

No Warranties - Neither the Named Fiduciary-Plan Administration nor the Company warrants or represents in any way that the value of each Participant’s Account will increase or not decrease. Such Participant assumes all risk in connection with any change in such value.

6.3

Inalienability of Benefits - No benefit payable under, or interest in, the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any attempt to do so shall be void; nor shall any such benefit or interest be in any manner liable for or subject to garnishment, attachment, execution or levy or liable for or subject to the debts, contracts, liabilities, engagements or torts of any Participant or his Beneficiaries. In the event that the Named Fiduciary-Plan Administration shall find that any Participant or his Beneficiaries has become bankrupt or that any attempt has been made to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit payable under, or interest in, the Plan, the Named Fiduciary-Plan Administration shall hold or apply such benefit or interest or any part thereof to or for the benefit of such Participant or his Beneficiaries, his spouse, children, parents or other relatives or any of them.

6.4

Expenses - The Company shall pay all costs and expenses incurred in operating and administering the Plan, including the expense of any counsel or other specialist engaged by the Named Fiduciary-Plan Administration.

6.5

No Right of Employment - Nothing herein contained nor any action taken under the provisions hereof shall be construed as giving any Participant the right to be retained in the employ of the Company or any Affiliated Company.

6.6

Limitations on Obligations - Neither the Company, nor any Affiliated Company, nor any officer or employee of either, nor any member of the Board of Directors nor the Named Fiduciary-Plan Administration shall be responsible or liable in any manner to any Participant, Beneficiary or any person claiming through them for any action taken or omitted in connection with the granting of benefits or the interpretation and administration of the Plan.

6.7	Withholding - The Company shall, on its own behalf or on behalf of the Affiliated Companies, withhold from any payment hereunder the required amounts of income and other taxes.

6.8	Headings - The headings of the Sections in the Plan are placed herein for convenience of reference and, in the case of any conflict, the text of the Plan, rather than such heading, shall control.

6.9	Construction - The Plan shall be construed, regulated and administered in accordance with the laws of the State of Utah, without regard to the choice of law principles thereof.

6.10

Payments to Minors, Etc. - Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person and such payment shall fully discharge the Named Fiduciary-Plan Administration, the Company, all Affiliated Companies and all other parties with respect thereto.